EXHIBIT 99.1

LGI Homes, Inc. Reports Fourth Quarter and Full Year 2013 Results
THE WOODLANDS, Texas, March 31, 2014 (GLOBE NEWSWIRE) – LGI Homes, Inc. (Nasdaq:LGIH) today announced record results for the fourth quarter and full year ended December 31, 2013. Highlights include the following:
Fourth Quarter 2013 Comparisons to Fourth Quarter 2012

•	Home Closings Increased 57.8% to 505 Homes─Record-Setting Quarter

•	Home Sales Revenues Increased 74.2% to $77.0 Million

•	Average Home Sales Price Increased 10.4% to $152,469

•	Adjusted Gross Margin as a Percentage of Home Sales Revenues Decreased to 25.9% from 26.9%

Full Year 2013 and Comparisons to Full Year 2012

•	Home Closings Increased 52.3% to 1,617 Homes─Record-Setting Year

•	Active Selling Communities at Year End Increased from 15 to 25

◦	Expanded into Florida and Georgia

•	Homes Sales Revenues Increased 68.1% to $241.0 Million

•	Average Home Sales Price Increased 10.4% to $149,018

•	Adjusted Gross Margin as a Percentage of Home Sales Revenues Decreased to 27.3% from 28.0%

•	Total Owned and Controlled Lots at Year End Increased to 14,895 Lots

•	Pre-Tax Net Income of $22.9 Million Compared to $18.6 Million

•	Net Income of $21.7 Million Compared to $18.3 Million
The pro forma financial information presented for the fourth quarter 2013 and 2012 and the twelve months ended December 31, 2013 and 2012 gives effect to the acquisition of joint venture interests in the LGI/GTIS Joint Ventures (as defined below) as if the acquisitions had occurred on January 1, 2012. Please see the Unaudited Pro Forma Statements of Operations included later in this release. Please also see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Management Comments
“This has been an extraordinary year for LGI Homes,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “Our fourth quarter results provided a solid finish to 2013. Record-setting closings during the fourth quarter and for the full year demonstrated our ability to successfully execute on our growth plan, continuing our trend of strong results and profitability during our 10 years of operations.”
“Building on the momentum of the last two years, we begin 2014 with a strong balance sheet and a favorable outlook. We will remain focused on maintaining an appropriate supply of move-in ready homes to fuel our dynamic sales force, maximizing our return on capital through efficient build-times, our even-flow construction methodology, and steady inventory turnover to meet our goals and objectives for 2014.”
“As we look ahead to 2015 and beyond, we recognize that our continued growth is the key driver to our success. We expect to grow by increasing community count in our core markets, introducing a diversified product mix and expanding into new geographic markets,” Lipar concluded.

2013 Fourth Quarter Results
Setting a record for most home closings within a quarter, home closings during the fourth quarter of 2013 increased 57.8% to 505 from 320 during the fourth quarter of 2012. Active selling communities increased to 25 at the end of the fourth quarter of 2013, up from 22 at the end of the third quarter of 2013.
Home sales revenues for the fourth quarter of 2013 increased 74.2% to $77.0 million compared to the fourth quarter of 2012. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $152,469 for the fourth quarter of 2013, an increase of 10.4% over the fourth quarter of 2012. This increase was primarily due to an improved pricing environment and shift in product mix with the successful introduction of the higher priced Great Lakes home series throughout select communities.
Adjusted gross margin as a percentage of home sales revenues for the fourth quarter of 2013 decreased to 25.9% from 26.9% for the fourth quarter of 2012, primarily reflecting the net impact of higher average home sales prices offset by increased construction costs, higher developed lot costs, investments in new markets, and the transition between communities within existing markets. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Earnings of $7.1 million, or $0.34 per diluted share, represent the net income for the period from November 13, 2013 (IPO completion date) to December 31, 2013, including the $6.4 million gain on remeasurement of interests in the LGI/GTIS Joint Ventures and cost of sales of $3.5 million related to the step up adjustment for homes acquired in the GTIS Acquisitions that were sold by December 31, 2013.
2013 Full Year Results
Home closings reached an all-time high for the year ended December 31, 2013, increasing 52.3% to 1,617, far surpassing the previous record of 1,062 from 2012. Active selling communities increased by 10 communities during 2013 and totaled 25 active selling communities at the end of the year. During 2013, the Company successfully expanded into the Tampa, Orlando and Atlanta markets.
Home sales revenues for 2013 were $241.0 million, an increase of $97.6 million, or 68.1%, from $143.4 million for 2012. The increase in home sales revenues is primarily due to the increase in homes closed and an increase in the average home sales price.
The average home sales price during 2013 was $149,018, an increase of $14,010, or 10.4%, from the average home sales price of $135,008 for 2012. This increase was primarily due to an improved pricing environment and shift in product mix.
Adjusted gross margin as a percentage of home sales revenues for 2013 decreased slightly to 27.3% from 28.0% for 2012, primarily reflecting the net impact of higher average home sales prices offset by increased construction costs, higher developed lot costs, investments in new markets, and the transition between communities within existing markets. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following limited guidance. The Company believes it will have 36 active selling communities at the end of 2014 and close 2,200 homes during the year. This outlook assumes that general economic and mortgage availability conditions in 2014 are similar to those in 2013.

Background
Prior to the completion of the Company’s initial public offering (the “IPO”), the Company’s predecessor owned a 15% equity interest in and managed the day-to-day operations of four joint venture entities (the “LGI/GTIS Joint Ventures”). Concurrent with the IPO, the Company acquired all of the equity interests in the LGI/GTIS Joint Ventures that it did not own immediately prior to the IPO (the “GTIS Acquisitions”). The financial statements present the predecessor’s historical interests in the LGI/GTIS Joint Ventures using the equity method and the predecessor’s share of the LGI/GTIS Joint Ventures’ net earnings are included in income from unconsolidated joint ventures. Effective November 13, 2013, the Company owns all of the equity interests in the LGI/GTIS Joint Ventures and accounts for them on a consolidated basis after such date.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 11 a.m. Eastern Time on Monday, March 31, 2014. The call will be hosted by, Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer, Secretary and Treasurer.
Participants may access the live webcast by visiting the Company's investor relations website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately 90 days. A replay of the call will be also available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “12484129”. This replay will be available until April 7, 2014.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design and construction of homes in Texas, Arizona, Florida, Georgia and New Mexico. LGI's core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tampa, Orlando, Atlanta, Tucson and Albuquerque. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate," "continue," "possible," "intent," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(dollars in thousands, except share data)
ASSETS
Cash and cash equivalents	$54,069	$7,069
Accounts receivable	5,402	923
Accounts receivable, related parties	28	1,027
Real estate inventory	141,983	28,489
Pre-acquisition costs and deposits	3,703	998
Investments in unconsolidated LGI/GTIS Joint Ventures	—	4,446
Deferred taxes	288	—
Property and equipment, net	845	719
Other assets	1,964	1,885
Goodwill and intangible assets, net	12,728	—
Total assets	$221,010	$45,556

LIABILITIES AND EQUITY
Accounts payable	$14,001	$3,091
Accounts payable, related parties	—	108
Accrued expenses and other liabilities	7,100	2,177
Notes payable	35,535	14,969
Total liabilities	56,636	20,345
COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 20,763,449 issued and outstanding at December 31, 2013	208
Additional paid-in capital	157,056
Retained earnings	7,110
Owners’ equity		25,211
Non-controlling interests	—	—
Total equity	164,374	25,211
Total liabilities and equity	$221,010	$45,556

LGI HOMES, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(dollars in thousands, except per share data)
Revenues:
Home sales	$65,034	$23,109	$160,067	$73,820
Management and warranty fees	419	703	2,729	2,401
Total revenues	65,453	23,812	162,796	76,221
Expenses:
Cost of sales	52,100	17,560	121,326	54,531
Selling expenses	6,687	2,560	15,769	7,269
General and administrative	4,527	1,840	13,604	6,096
Income from unconsolidated joint ventures	(1,367)	(415)	(4,287)	(1,526)
Operating income	3,506	2,267	16,384	9,851
Interest income (expense), net	(3)	35	(51)	(1)
Gain on remeasurement of interests in LGI/GTIS Joint Ventures	6,446	—	6,446	—
Other income (expense), net	(32)	88	24	173
Net income before income taxes	$9,917	$2,390	$22,803	$10,023
Income tax provision	(793)	(58)	(1,066)	(155)
Net income	$9,124	$2,332	$21,737	$9,868
(Income) loss attributable to non-controlling interests	7	—	590	(163)
Net income attributable to owners	$9,131	$2,332	$22,327	$9,705

Net income for the period of November 13, 2013 to December 31, 2013 post Reorganization Transaction	$7,110

Basic and diluted earnings per share data for the period November 13, 2013 to December 31, 2013 post Reorganization Transactions:
Basic	$0.34
Diluted	$0.34

Weighted average number of shares of common stock for the period November 13, 2013 to December 31, 2013 post Reorganization Transactions:
Basic	20,763,449
Diluted	20,834,124

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on the dates indicated and does not purport to project the results of operations for any future period.
A step-up of approximately $7.4 million was recorded to the real estate inventory in connection with the GTIS Acquisitions of which approximately $3.5 million was charged to cost of sales during the period November 13, 2013 to December 31, 2013 related to homes in inventory at November 13, 2013 that were sold by December 31, 2013. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	Pro Forma Three Months Ended December 31,		Pro Forma Year Ended December 31,
	2013	2012	2013	2012
	(dollars in thousands)
Revenues:
Home sales	$76,997	$44,191	$240,963	$143,378
Management and warranty fees	—	—	—	—
Total revenues	76,997	44,191	240,963	143,378
Expenses:
Cost of sales	60,974	32,536	179,831	104,229
Selling expenses	7,832	4,495	23,048	13,370
General and administrative	4,692	2,239	15,210	7,379
Income from unconsolidated joint ventures	—	—	—	—
Operating income	3,499	4,921	22,874	18,400
Interest income (expense), net	(3)	77	(51)	(1)
Gain on remeasurement of interests in LGI/GTIS Joint Ventures	—	—	—	—
Other income (expense), net	(29)	98	99	215
Net income before income taxes	$3,467	$5,096	$22,922	$18,614
Income tax provision	(820)	(164)	(1,260)	(342)
Net income	$2,647	$4,932	$21,662	$18,272
(Income) loss attributable to non-controlling interests	7	—	590	(163)
Net income attributable to owners	$2,654	$4,932	$22,252	$18,109

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on the date indicated and does not purport to project the results of operations for any future period.
A step-up of approximately $7.4 million was recorded to the real estate inventory in connection with the GTIS Acquisitions of which approximately $3.5 million was charged to cost of sales during the period November 13, 2013 to December 31, 2013 related to homes in inventory at November 13, 2013 that were sold by December 31, 2013. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Year Ended December 31, 2013
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(dollars in thousands)
Revenues:
Home sales	$160,067	$80,896	$—		$240,963
Management and warranty fees	2,729	—	(2,729)	(c)	—
Total revenues	162,796	80,896	(2,729)		240,963
Expenses:
Cost of sales	121,326	58,718	(213)	(c)	179,831
Selling expenses	15,769	7,279	—		23,048
General and administrative	13,604	3,906	(2,300)	(b)(c)	15,210
Income from unconsolidated LGI/GTIS Joint Ventures	(4,287)	—	4,287	(a)	—
Operating income	16,384	10,993	(4,503)		22,874
Interest income (expense), net	(51)	—	—		(51)
Gain on remeasurement of interests in LGI/GTIS Joint Ventures	6,446	—	(6,446)	(d)	—
Other income (expense), net	24	75	—		99
Net income before income taxes	22,803	11,068	(10,949)		22,922
Income tax provision	(1,066)	(194)	—		(1,260)
Net income	21,737	10,874	(10,949)		21,662
(Income) loss attributable to non-controlling interests	590	—	—		590
Net income attributable to owners	$22,327	$10,874	$(10,949)		$22,252

(a) Eliminates the predecessor’s equity in the income of the LGI/GTIS Joint Ventures.
(b) Reflects amortization of the $0.7 million intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.2 million for the year ended December 31, 2013.
(c) Reflects the elimination of $2.7 million of management and warranty fees the predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. Effective as of the completion of the GTIS Acquisitions, the applicable management services agreements were terminated, and the fees were no longer charged. The corresponding charges of $2.5 million and $0.2 million were recorded to general and administrative expense and cost of sales, respectively, by the LGI/GTIS Joint Ventures.

(d) Represents the elimination of gain on re-measurement of the predecessor's equity interest in the LGIGTIS Joint Ventures in connection with the GTIS Acquisitions. The gain on re-measurement represents the predecessor's equity interests at fair value less the carrying value of the predecessors' equity interest using the equity method of accounting.

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on the date indicated and does not purport to project the results of operations for any future period.
A step-up of approximately $7.4 million was recorded to the real estate inventory in connection with the GTIS Acquisitions of which approximately $3.5 million was charged to cost of sales during the period November 13, 2013 to December 31, 2013 related to homes in inventory at November 13, 2013 that were sold by December 31, 2013. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Year Ended December 31, 2012
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(dollars in thousands)
Revenues:
Home sales	$73,820	$69,558	$—		$143,378
Management and warranty fees	2,401	—	(2,401)	(c)	$—
Total revenues	76,221	69,558	(2,401)		143,378
Expenses:
Cost of sales	54,531	49,830	(132)		104,229
Selling expenses	7,269	6,101	—		13,370
General and administrative	6,096	3,306	(2,023)	(b)(c)	7,379
Income from unconsolidated LGI/GTIS Joint Ventures	(1,526)	—	1,526	(a)	—
Operating income	9,851	10,321	(1,772)		18,400
Interest income (expense), net	(1)	—	—		(1)
Other income (expense), net	173	42	—		215
Net income before income taxes	10,023	10,363	(1,772)		18,614
Income tax provision	(155)	(187)	—		(342)
Net income	9,868	10,176	(1,772)		18,272
(Income) loss attributable to non-controlling interests	(163)	—	—		(163)
Net income attributable to owners	$9,705	$10,176	$(1,772)		$18,109

(a) Eliminates the predecessor’s equity in the income of the LGI/GTIS Joint Ventures.
(b) Reflects amortization of the $0.7 million intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.2 for the year ended December 31, 2012.
(c) Reflects the elimination of $2.4 million of management and warranty fees the predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. Effective as of the completion of the GTIS Acquisitions, the applicable management services agreements were terminated, and the fees were no longer charged. The corresponding charges of $2.3 million and $0.1 million were recorded to general and administrative expense and cost of sales, respectively, by the LGI/GTIS Joint Ventures.

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on the date indicated and does not purport to project the results of operations for any future period.
A step-up of approximately $7.4 million was recorded to the real estate inventory in connection with the GTIS Acquisitions of which approximately $3.5 million was charged to cost of sales during the period November 13, 2013 to December 31, 2013 related to homes in inventory at November 13, 2013 that were sold by December 31, 2013. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Three Months Ended December 31, 2013
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(dollars in thousands)
Revenues:
Home sales	$65,034	$11,963	$—		$76,997
Management and warranty fees	419	—	(419)	(c)	—
Total revenues	65,453	11,963	(419)		76,997
Expenses:
Cost of sales	52,100	8,913	(39)	(c)	60,974
Selling expenses	6,687	1,145	—		7,832
General and administrative	4,527	504	(339)	(b)(c)	4,692
Income from unconsolidated LGI/GTIS Joint Ventures	(1,367)	—	1,367	(a)	—
Operating income	3,506	1,401	(1,408)		3,499
Interest income (expense), net	(3)	—	—		(3)
Gain on remeasurement of interest in LGI/GTIS Joint Ventures	6,446	—	(6,446)	(d)	—
Other income (expense), net	(32)	3	—		(29)
Net income before income taxes	9,917	1,404	(7,854)		3,467
Income tax provision	(793)	(27)	—		(820)
Net income	9,124	1,377	(7,854)		2,647
(Income) loss attributable to non-controlling interests	7	—	—		7
Net income attributable to owners	$9,131	$1,377	$(7,854)		$2,654

(a) Eliminates the predecessor’s equity in the income of the LGI/GTIS Joint Ventures.
(b) Reflects amortization of the $0.7 million intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.03 million for the three months ended December 31, 2013.
(c) Reflects the elimination of $0.4 million of management and warranty fees the predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. Effective as of the completion of the GTIS Acquisitions, the applicable management services agreements were terminated, and the fees were no longer charged. The corresponding charges of $0.4 million and $0.04 million were recorded to general and administrative expense and cost of sales, respectively, by the LGI/GTIS Joint Ventures.

(d) Represents the elimination of gain on re-measurement of the predecessor's equity interest in the LGI/GTIS Joint Ventures in connection with the GTIS Acquisitions. The gain on re-measurement represents the predecessor's equity interests at fair value less the carrying value of predecessors' equity interest using the equity method of accounting.

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what our results of operations would have been had the GTIS Acquisitions actually occurred on the date indicated and does not purport to project our results of operations for any future period.
A step-up of approximately $7.4 million was recorded to the real estate inventory in connection with the GTIS Acquisitions of which approximately $3.5 million was charged to cost of sales during the period November 13, 2013 to December 31, 2013 related to homes in inventory at November 13, 2013 that were sold by December 31, 2013. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Three Months Ended December 31, 2012
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(dollars in thousands)
Revenues:
Home sales	$23,109	$21,082	$—		$44,191
Management and warranty fees	703	—	(703)	(c)	—
Total revenues	23,812	21,082	(703)		44,191
Expenses:
Cost of sales	17,560	15,015	(39)	(c)	32,536
Selling expenses	2,560	1,935	—		4,495
General and administrative	1,840	1,039	(640)	(b)(c)	2,239
Income from unconsolidated LGI/GTIS Joint Ventures	(415)	—	415	(a)	—
Operating income	2,267	3,093	(439)		4,921
Interest income (expense), net	35	42	—		77
Other income (expense), net	88	10	—		98
Net income before income taxes	2,390	3,145	(439)		5,096
Income tax provision	(58)	(106)	—		(164)
Net income	2,332	3,039	(439)		4,932
(Income) loss attributable to non-controlling interests	—	—	—		—
Net income attributable to owners	$2,332	$3,039	$(439)		$4,932
(a) Eliminates the predecessor’s equity in the income of the LGI/GTIS Joint Ventures.
(b) Reflects amortization of the $0.7 million intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.06 million for the three months ended December 31, 2012.
(c) Reflects the elimination of $0.7 million of management and warranty fees the predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. Effective as of the completion of the GTIS Acquisitions, the applicable management services agreements were terminated, and the fees were no longer charged. The corresponding charges of $0.6 million and $0.04 million were recorded to general and administrative expense and cost of sales, respectively, by the LGI/GTIS Joint Ventures.

Non-GAAP Measures
In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains the non-GAAP financial measure adjusted gross margin. The reason for the use of this measure, a reconciliation of this measure to the most directly comparable GAAP, measure and other information relating to this measure are included below.
Adjusted gross margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and excluding adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Pro Forma Year Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Home sales	$240,963	$143,378	$160,067	$73,820
Cost of sales	179,831	104,229	121,326	54,531
Gross margin	$61,132	$39,149	$38,741	$19,289
Purchase accounting adjustment (a)	3,526	—	3,526	—
Capitalized interest charged to cost of sales	1,104	947	1,104	947
Adjusted gross margin	$65,762	$40,096	$43,371	$20,236
Gross margin % (b)	25.4%	27.3%	24.2%	26.1%
Adjusted gross margin % (b)	27.3%	28.0%	27.1%	27.4%

(a)
This adjustment results from the application of purchase accounting in connection with the GTIS Acquisitions and represents the fair value step-up adjustment to real estate inventory sold after the acquisition date.

(b)	Calculated as a percentage of home sales revenues.

	Pro Forma Three Months Ended December 31,		Three Months Ended December 31,
	2013	2012	2013	2012

Home sales	$76,997	$44,191	$65,034	$23,109
Cost of sales	60,974	32,536	52,100	17,560
Gross margin	$16,023	$11,655	$12,934	$5,549
Purchase accounting adjustment (a)	3,526	—	3,526	—
Capitalized interest charged to cost of sales	405	250	405	250
Adjusted gross margin	$19,954	$11,905	$16,865	$5,799
Gross margin % (b)	20.8%	26.4%	19.9%	24.0%
Adjusted gross margin % (b)	25.9%	26.9%	25.9%	25.1%

(a)
This adjustment results from the application of purchase accounting in connection with the GTIS Acquisitions and represents the fair value step-up adjustment to real estate inventory sold after the acquisition date.

(b)	Calculated as a percentage of home sales revenues.

Land Acquisition and Development
The table below shows the Company’s owned or controlled lots by division as of December 31, 2013.

	As of December 31, 2013
Division	Owned	Controlled	Total
Texas	4,474	6,232	10,706
Southwest	607	859	1,466
Southeast	1,164	202	1,366
Florida	436	921	1,357
Total	6,681	8,214	14,895

CONTACT:     Investor Relations:
        Taylor Renberg, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes